EXHIBIT 10.14

DEFERRED COMPENSATION PLAN

FOR

NONEMPLOYEE DIRECTORS

(As Amended and Restated Effective February 17, 2004)

1.	Purpose. The purpose of the Deferred Compensation Plan for Nonemployee Directors (the “Plan”) is to provide certain Directors of Coca-Cola Enterprises Inc. (the “Corporation”) a vehicle for the deferral of certain of their compensation as a Director.

2.	Effective Date. The Plan, as amended and restated, shall become effective as of February 17, 2004.

3.	Eligibility. All Directors of the Corporation who are not employees of the Corporation or of any subsidiary of the Corporation and the Chairman of the Board of Directors and shall participate in the Plan.

4.	Automatic Deferral of Compensation.

(a) Automatic Deferrals. Fifteen Thousand Dollars ($15,000) of each annual retainer and one-third of all meeting fees payable to a participant shall be deferred under the Plan. Deferrals under this paragraph 4 shall be known as “Automatic Deferrals.”

(b) Qualifying Director. There shall be no Automatic Deferrals during any calendar year with respect to any Director having direct or indirect beneficial ownership of the Corporation’s shares representing one percent (1%) or more of the Corporation’s issued and outstanding shares of common stock as of the first trading day of that year (a “Qualifying Director”). The percentage will be determined by information set forth in the Corporation’s most recent quarterly report, and any current report subsequent thereto, filed with the Securities and Exchange Commission most immediately prior to December 31 of the preceding calendar year.

5.	Voluntary Deferral of Compensation.

(a) Amount of Voluntary Deferral. A participant may defer receipt of all or a specified portion of the annual retainer and meeting fees receivable for service as a Director of the Corporation after deduction of Automatic Deferrals, if any, (“Net Compensation”), but not any other compensation or expense reimbursement. Deferrals under this paragraph 5 shall be known as “Voluntary Deferrals.”

(b) Manner of Electing Voluntary Deferral. A participant shall elect to make a Voluntary Deferral by giving written notice to the Corporation on the applicable election form, attached hereto as Exhibit A or Exhibit B (the “Election Form”), specifying the following:

(i)	the amount of the Voluntary Deferral, expressed as a percentage of Net Compensation; and

(ii)	whether and, if so, what percentage of Voluntary Deferrals shall be credited to the Stock Account; and

(iii)	to the extent that Voluntary Deferrals are credited to the Stock Account, whether Hypothetical Dividends shall be credited to the Stock Account or to the Basic Account.

(c) Time of Election. Elections with respect to Voluntary Deferrals may be made at the following times:

(i)	A nominee for election for Director (who is not at the time of nomination a sitting Director) may elect a Voluntary Deferral any time before election to the Board and before being entitled to receive any compensation for service on the Board or a committee. A Voluntary Deferral shall be effective upon such person’s election to the Board.

(ii)	A sitting Director who has never elected to make a Voluntary Deferral may elect to make a Voluntary Deferral at any time during the year. Such Voluntary Deferral election shall not, however, be effective until January 1 of the following year.

(iii)	A sitting Director who has discontinued a Voluntary Deferral under subparagraph 5(b), may again elect to make a Voluntary Deferral at any time during the year, but the election will not be effective until January 1 of the following year.

(d) Change in, or Discontinuance of, Voluntary Deferral Election. A participant may elect to change a prior election with respect to his or her Voluntary Deferral by completing a new Election Form, but such election shall not, however, be effective until January 1 of the following year. A participant may elect to discontinue a Voluntary Deferral at any time, but such election shall not be effective until the first day of the next calendar quarter.

(e) Term of Election. Unless discontinued pursuant to subparagraph (d) above, a Voluntary Deferral shall continue in effect until the end of the participant’s service as a Director.

6. Deferred Compensation in Lieu of Retirement Benefits. A participant shall receive deferred compensation in lieu of retirement benefits (“Retirement Benefit Deferrals”) in the manner described below:

(a) Annual Increase in Deferred Compensation Accounts. The deferred compensation of each participant shall be increased each calendar year by $16,000, as described below:

(i)	With respect to a participant other than a Qualifying Director, such increase shall be made to the participant’s Stock Account in accordance with subparagraph 7(b)(ii).

(ii)	With respect to a Qualifying Director, such increase shall be to his or her Basic Account, unless he or she elects, on the applicable Election Form, to have such increase be made to his or her Stock Account.

(iii)	Notwithstanding the foregoing, no Retirement Benefit Deferrals shall be credited to the Account of the Chairman of the Board in the event such Chairman is an employee of the Company as of the first trading day of a calendar year.

(b) One-Time Deferral of Accrued Retirement Plan Benefit. For any participant who, at December 31, 1997, had an accrued benefit under the Retirement Plan for the Board of Directors of Coca-Cola Enterprises Inc. (the “Directors Retirement Plan”) and who made the required election prior to February 28, 1998, his or her Stock Account has been credited with deferred compensation equal to the present value of that benefit (determined in accordance with subparagraph 7(b)(ii)).

(c) One-Time Increase in the Deferred Compensation of Certain Participants. For any participant who did not have an accrued benefit under the Directors Retirement Plan at the time of such plan’s termination, solely because he or she had not satisfied the eligibility requirement of completing five years of service, his or her Stock Account has been credited with deferred compensation equal to the present value of retirement benefits to which he or she would have been entitled under the Directors Retirement Plan as of December 31, 1997, if he or she had become eligible to participate in that Plan prior to that date. Such increase has been determined in accordance with subparagraph 7(b)(ii). Notwithstanding the foregoing, if a participant whose Stock Account is increased pursuant to this subparagraph 6(c) leaves the Board of Directors, for any reason, prior to the completion of five years of service on the Board, the Stock Account of such participant will be reduced, prior to the commencement of any payments under this Plan, by the same number of whole shares of common stock by which it was so increased.

7. Deferred Compensation Accounts. The Corporation shall establish on its books and records one or more deferred compensation accounts for each participant, as provided below.

(a) Basic Account. Except to the extent a participant elects otherwise, all Voluntary Deferrals and the Retirement Benefit Deferrals of a Qualifying Director will be credited to the participant’s Basic Account. At the end of each calendar year or initial or terminal portion of a year, such Basic Account will be credited with interest, at an annual rate equivalent to the weighted average prime lending rate of SunTrust Bank, Atlanta for the relevant year or portion thereof (the “Interest Equivalents”), upon the average daily balance in the Basic Account during such year or portion thereof.

(b) Stock Account.

(i)	All Automatic Deferrals and, to the extent specified on the participant’s Election Form, any Voluntary Deferrals, shall be credited to the participant’s Stock Account. The Corporation shall credit to the Stock Account that number of whole shares of common stock of the Corporation that could be purchased with an amount equal to such Automatic Deferrals and Voluntary Deferrals, determined on the basis of the average of the high and low market prices at which a share of common stock of the Corporation sold on the trading day preceding the date such compensation would otherwise be payable, as reported on the New York Stock Exchange Composite Transactions listing.

(ii)	All Retirement Benefit Deferrals of participants other than Qualifying Directors (unless such Qualifying Director elects otherwise) shall be credited to the participant’s Stock Account. The Corporation shall credit to the Stock Account that number of whole shares of the common stock of the Corporation that could be purchased with an amount equal to such Retirement Benefit Deferrals, determined on the basis of the average of the high and low market prices at which a share of common stock of the Corporation sold on the first trading day of the calendar year to which such Retirement Benefit Deferral relates, as reported on the New York Stock Exchange Composite Transactions listing. Notwithstanding the foregoing, for purposes of the Retirement Benefit Deferrals described in subparagraphs 6(b) and (c), January 2, 1998 shall be the relevant trading day.

(iii)	After crediting such number of whole shares to a participant’s Stock Account in accordance with subparagraphs 7(b)(i) and (ii), any amount which represents a fractional share shall be credited to the participant’s Basic Account.

(c) Treatment of Hypothetical Dividends.

(i)	“Hypothetical Dividends” refers to an amount equal to dividends paid on shares of common stock which are credited to a participant’s Stock Account, as if that number of shares had been actually outstanding on the record date of such dividend, and “dividends” means the dividends paid on a share of the Corporation’s common stock from time to time.

(ii)	Hypothetical Dividends on the Stock Account balances representing Voluntary Deferrals will be credited to the participant’s Basic Account unless the participant has elected pursuant to paragraph 5(b)(ii) that they be credited to his or her Dividend Account.

(iii)	Hypothetical Dividends on the Stock Account balances representing Automatic Deferrals and Retirement Benefit Deferrals of a participant other than Qualifying Directors will be credited to the participant’s Dividend Account (as defined in subparagraph (d)).

(iv)	Hypothetical Dividends on the Stock Account balances representing Retirement Benefit Deferrals of a Qualifying Director shall be credited to his or her Basic Account unless the participant elects otherwise. Notwithstanding the preceding sentence, if a Qualifying Director has Stock Account balances representing Voluntary Deferrals, the election pursuant to paragraph 5(b)(ii) shall govern the treatment of Hypothetical Dividends related to Retirement Benefit Deferrals.

(d) Dividend Account. Balances in the Dividend Account will be credited with Interest Equivalents as if they were in the Basic Account. However, once a year, effective as of the second Wednesday in February (the “Dividend Conversion Date”) the credit balance of the Dividend Account will first be credited with any Interest Equivalents earned since the last date it was credited and, second, will be treated as if it had been used to purchase the maximum number of whole shares of the common stock of the Corporation. That number of whole shares will be automatically credited to the Stock Account and any amounts which would represent a fractional share shall remain in the Dividend Account as a cash balance. To compute the maximum number of whole shares purchasable, each share will be valued at the average of the high and low market prices at which a share of common stock of the Corporation was sold on the trading day preceding the Dividend Conversion Date, as reported on the New York Stock Exchange Composite Transactions listing.

8. Value of Deferred Compensation Accounts. A participant’s Basic Account, Stock Account and Dividend Account shall be referred to collectively as his or her “Accounts.” The value of each participant’s Accounts shall consist of the total balance in all such Accounts. As promptly as practicable following the close of each calendar year, a statement will be sent to each participant as to the balance in the participant’s Accounts as of the end of such year, including the number of shares credited to the Stock Account and the value of such shares, based upon the average of the high and low market prices at which a share of common stock of the Corporation sold on the trading day coincident with or immediately preceding the end of such calendar year, as reported on the New York Stock Exchange Composite Transactions listing.

9. Payment of Deferred Compensation.

(a) Form of Payment. Payments from the Stock Account will be made in whole shares of the Corporation’s common stock, and payments from all other Accounts will be made in cash. All payments of cash shall include an amount equal to any Interest Equivalents on the Basic Account and the Dividend Account that have accrued through the date immediately preceding the date such payments are made.

(b) Election as to Number of Payments.

(i)	A participant shall, at the same time as he or she first makes a Voluntary Deferral Election, specify on the Election Form (1) whether the balance of his or her Accounts shall be paid in a lump-sum payment or a number of annual installments (not to exceed five) and (2) the date the lump-sum payment or the first installment payment shall commence. A participant may change, at any time, his or her election regarding the commencement of the payment of his or her Account; however, the new election will be effective only if the participant’s service from the Board ends one year or more after the date a subsequent Election Form is received by the Secretary of the Corporation.

(ii)	If no election is in effect, the Board may, at its option: (i) make a lump-sum payment of the Accounts; or (ii) make a lump-sum payment from the Stock Account and pay the balance of all other Accounts in equal monthly installments for a period of no more than 60 months.

(iii)	Except as otherwise provided in paragraph 10, below, any lump-sum payment shall occur as soon as reasonably possible following the participant’s retirement from the Board.

(j) Method of Paying Installments. If the participant elects installment payments, the following rules apply:

(i)	The participant may designate as part of such election what portion of each payment shall be debited to and be deemed paid from his or her Stock Account, or from his Basic Account and Dividend Account, provided that any such designation must be made no later than at the time the participant’s election pursuant to subparagraphs 5(c) (i) and (ii) are first made. If, however, no such designation is made before payments are to begin, the Corporation shall debit payments proportionately from each of the Accounts.

(ii)	During any such installment payment period, the Corporation shall continue to maintain the Stock Account and the Dividend Account, as provided above, and shall on each Dividend Conversion Date transfer the credit balance from the Dividend Account to the Stock Account, as provided above.

10. Amount Payable on Death. In the event of a participant’s death, prior to a total distribution of his or her Accounts, the balance in such Accounts (including Interest Equivalents in relation to the elapsed portion of the year of death) shall be determined as of the date of death, and the balance shall be paid as soon as reasonably possible thereafter to the beneficiary or beneficiaries previously designated by the participant. Any such designation shall be in writing and delivered to the Secretary of the Corporation or the Office of the General Counsel and may be changed by a later-dated designation. If there is no designation in effect, the balance of the participant’s Accounts shall be paid to his or her estate.

11. Discretionary Lump-Sum Payment. In the event of a participant’s resignation from the Board of Directors, such participant may, at the sole discretion of, and with the consent of the Board of

Directors or its Committee on Directors, within ninety days after the participant’s resignation revoke any prior election and elect to receive his or her distribution in a lump-sum payment.

12. Unfunded Promise to Pay; No Segregation of Funds or Assets. The right of a participant to receive any unpaid portion of the participant’s Accounts shall be an unsecured claim against the general assets of the Corporation. Neither anything contained in the Agreement nor the establishment or maintenance of the Basic Account, the Stock Account or the Dividend Account shall require the segregation of any assets of the Corporation or any type of funding by the Corporation of such Accounts or the amounts payable therefrom, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or shares of common stock of the Corporation by reason of the Plan, and his or her only rights to enforce payment of the obligations of the Corporation hereunder shall be those of a general creditor of the Corporation. It is further understood that the shares credited to the Stock Account shall be only a means for measuring the amount of deferred compensation payable under the Plan and shall not constitute or represent outstanding shares of common stock of the Corporation for any purpose.

13. Changes in Capitalization. The number of shares of common stock credited to each participant’s Stock Account shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock of the Corporation resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock of the Corporation to holders of outstanding shares or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Appropriate adjustments shall also be made to reflect any recapitalization, reclassification of shares or reorganization affecting the capital structure of the Corporation. In the event of a merger or consolidation in which the Corporation is not the surviving corporation or in which the Corporation survives only as a subsidiary of another corporation, and in such transaction the holders of common stock of the Corporation become entitled to receive shares of stock or securities of the surviving corporation, the participant’s Stock Account shall be credited with that number of hypothetical shares of securities of the surviving corporation that would be exchanged for the shares of common stock of the Corporation in such transaction if they had been outstanding shares, and any cash or other consideration that would be receivable if such shares had been outstanding shall be credited to the participant’s Basic Account.

14. Nonassignability. The right of a participant to receive any unpaid portion of the participant’s Accounts shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

15. Administration. This Plan shall be administered by the Governance and Compensation Committee of the Board of Directors, who shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof.

16. Amendment and Termination. This Plan may be amended, modified or terminated at any time by the Board of Directors of the Corporation; provided, however, that no such amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued to the participant’s Accounts. Unless earlier terminated by the Board of Directors, the Plan shall terminate ten years from the date of this amendment and restatement.

COCA-COLA ENTERPRISES INC.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE

DIRECTORS

ELECTION FORM

TO THE SECRETARY OF COCA-COLA ENTERPRISES INC. (the “Corporation”):

Pursuant to the Deferred Compensation Plan for Nonemployee Directors of Coca-Cola Enterprises, Inc. (the “Plan”), I hereby elect to defer             % of all future payments of annual retainer fees and meeting fees for service on the Board of Directors of the Corporation. The percentages are applied to the fees net of Automatic Deferrals, as defined in Paragraph 4 of the Plan.

1.	I hereby elect that:

            % of the amounts so deferred be credited to my Basic Account and thereafter credited with Interest Equivalents, as provided in the Plan, and/or

            % of the amounts so deferred be credited to a Stock Account and treated as if invested in shares of common stock of the Corporation.

(I understand that unless I elect to have amounts deferred into a Stock Account, all deferred amounts will be credited to my Basic Account.)

2.	(Complete this Item 2 only if you elected to have amounts deferred into a Stock Account.) I hereby elect to have any Hypothetical Dividends, as provided in the Plan, paid on shares of common stock credited to my Stock Account treated as follows (check one):

             credited to my Basic Account and thereafter credited with Interest Equivalents, as provided in the Plan.

             credited to a Dividend Account and treated, each February, as reinvested in shares of common stock of the Corporation, as provided in the Plan.

(I understand that unless I elect to have Hypothetical Dividends treated as reinvested in the

Stock Account, all Hypothetical Dividends will be credited with Interest Equivalents.)

3.	I hereby elect to have my Account paid to me in the following manner (check and complete one):

             a single lump-sum payment to be paid on

             installment payments in              (insert number up to five) annual installments, commencing (check one):

             upon my retirement from the Board or, if later,

                                                  (specify date).

4.      (Complete Item 4 only if you elected installments in Section 3.) I hereby elect that amounts payable to me in installments be debited to, and deemed paid from, my Basic Account, my Stock Account (if any) and my Dividend Account (check one):

             proportionately based on the balances in the Accounts.

             first from my Stock Account until it is exhausted and then from my remaining Accounts.

             first from my Basic Account until it is exhausted and then from my remaining Accounts.

             Other (Specify):

5.      In the event of my death before I have received payment of all deferred compensation payable to me, payments from the Plan are to be made to (check one):

             my estate

             the following:                                                               (I understand that if I do not specify otherwise, the payments from the Plan after my death will be made to my estate.)

Signature of Director

Name:	Date:

COCA-COLA ENTERPRISES INC.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE

DIRECTORS

QUALIFYING DIRECTOR’S ELECTION FORM

TO THE SECRETARY OF COCA-COLA ENTERPRISES INC. (the “Corporation”):

Pursuant to the Deferred Compensation Plan for Nonemployee Directors of Coca-Cola Enterprises Inc. (the “Plan”), I hereby elect as follows:

1.      I hereby elect to defer             % of all future payments of annual retainer fees and meeting fees for service on the Board of Directors of the Corporation, and that such amounts shall be credited as follows:

            % of the amounts so deferred be credited to my Basic Account and thereafter credited with Interest Equivalents, as provided in the Plan, and/or

            % of the amounts so deferred be credited to a Stock Account and treated as if invested in shares of common stock of the Corporation.

(I understand that unless I elect to have amounts deferred into a Stock Account, all deferred amounts will be credited to my Basic Account.)

2.      I hereby elect to have the Retirement Benefit Deferrals provided under the Plan credited as follows:

             100% to my Basic Account

             100% to a Stock Account and treated as if invested in shares of common stock of the Corporation.

(I understand that Retirement Benefit Deferrals will be credited to my Basic Account unless I elect to have amounts deferred into a Stock Account.)

3.      (Complete this Item 2 only if you elected to have amounts deferred into a Stock Account under Items 1 and/or 2.) I hereby elect to have all Hypothetical Dividends, as provided in the Plan, that relate to shares of common stock credited to my Stock Account treated as follows (check one):

             credited to my Basic Account and thereafter credited with Interest Equivalents, as provided in the Plan.

             credited to a Dividend Account and treated, each February, as reinvested in shares of common stock of the Corporation, as provided in the Plan.

(I understand that unless I elect to have Hypothetical Dividends treated as reinvested in the

Stock Account, all Hypothetical Dividends will be credited with Interest Equivalents.)

4.      I hereby elect to have my Account paid to me the following manner (check and complete one):

             a single lump-sum payment to be paid on

             installment payments in              (insert number up to five) annual installments, commencing (check one):

             upon my retirement from the Board or, if later,

                                     (specify date).

5.      (Complete Item 4 only if you elected installments in Section 3.) I hereby elect that amounts payable to me in installments be debited to, and deemed paid from, my Basic Account, my Stock Account (if any) and my Dividend Account (check one):

             proportionately based on the balances in the Accounts.

             first from my Stock Account until it is exhausted and then from my remaining Accounts.

             first from my Basic Account until it is exhausted and then from my remaining Accounts.

             Other (Specify):

6.      In the event of my death before I have received payment of all deferred compensation payable to me, payments from the Plan are to be made to (check one):

             my estate

             the following:                                                               (I understand that if I do not specify otherwise, the payments from the Plan after my death will be made to my estate.)

Signature of Director

Name:	Date: